Exhibit 99.1
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Investor Relations
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JETBLUE ANNOUNCES FIRST QUARTER RESULTS

NEW YORK (April 26, 2012) -- JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the first quarter 2012:

•	Operating income for the quarter was $89 million, resulting in a 7.4% operating margin, compared to operating income of $45 million and a 4.4% operating margin in the first quarter of 2011.

•	Pre-tax income of $49 million in the first quarter. This compares to pre-tax income of $6 million in the first quarter of 2011.

•	Net income for the first quarter was $30 million, or $0.09 per diluted share. This compares to JetBlue's first quarter 2011 net income of $3 million, or $0.01 per diluted share.

“Thanks to the hard work of our 14,000 crewmembers, we are one of only a few major U.S. airlines to report a profitable first quarter in what is a seasonally weak period for the industry,” said Dave Barger, JetBlue's President and Chief Executive Officer. “Despite an uncertain economic environment, we delivered record revenue performance and fully offset the increase in fuel costs with higher revenues. These strong results demonstrate that our network strategy is working and are a testament to the outstanding efforts of our crewmembers.”

Operational Performance

JetBlue reported record first quarter operating revenues of $1.2 billion, an increase of 18.9% versus last year. Revenue passenger miles for the first quarter increased 14.2% to 7.91 billion on a capacity increase of 12.0%, resulting in a first quarter load factor of 82.9%, an increase of 1.5 points year over year.

Yield per passenger mile in the first quarter was 13.86 cents, up 5.9% compared to the first quarter of 2011. Passenger revenue per available seat mile (PRASM) for the first quarter 2012 increased 8.0% year over year to 11.49 cents and operating revenue per available seat mile (RASM) increased 6.1% year over year to 12.62 cents.

“Our first quarter PRASM results once again exceeded the domestic industry average, reflecting our continued success in attracting higher yielding business traffic, particularly in Boston,” said Robin Hayes, JetBlue's Chief Commercial Officer.

Operating expenses for the quarter increased 15.2%, or $147 million, over the prior year period driven primarily by $80 million in additional fuel expense. JetBlue's operating expense per available seat mile

(CASM) for the first quarter increased 2.8% year-over-year to 11.69 cents. Excluding fuel, CASM decreased 1.0% to 7.15 cents.
“JetBlue's solid cost performance reflects the work of all our crewmembers in delivering the JetBlue Experience to our customers in a cost effective manner,” said Mark Powers, JetBlue's Chief Financial Officer. “Prudent management of our controllable costs remains a primary focus at JetBlue - particularly in a high fuel cost environment.”
Fuel Expense and Hedging

JetBlue continued to hedge fuel to manage price volatility. Specifically, JetBlue hedged approximately 42% of its fuel consumption during the first quarter, resulting in a realized fuel price of $3.25 per gallon, a 10% increase over first quarter 2011 realized fuel price of $2.94. JetBlue's fuel expense reflects $9 million in gains on fuel hedges that settled during the first quarter.

JetBlue has hedged approximately 26% of its second quarter projected fuel requirements and 21% of its projected remaining fuel requirements for 2012 using a combination of collars, crude call options, and jet fuel swaps. Based on the fuel curve as of April 20, JetBlue expects an average price per gallon of fuel, including the impact of hedges and fuel taxes, of $3.33 in the second quarter and $3.30 for the full year 2012.

Balance Sheet Update
JetBlue ended the first quarter with approximately $1.2 billion in unrestricted cash and short term investments.
“With our strong cash position, we plan to purchase several aircraft deliveries this year with cash, which we believe will be accretive to return on invested capital - an important metric for JetBlue,” said Powers.
Second Quarter and Full Year Outlook
For the second quarter of 2012, CASM is expected to increase between 4.0% and 6.0% percent over the year-ago period. Excluding fuel, CASM in the second quarter is expected to increase between 6.5% and 8.5% year over year. JetBlue expects nearly two thirds of this year over year increase to be driven by maintenance expense.

CASM for the full year is expected to increase between 3.5% and 5.5% over full year 2011. Excluding fuel, CASM in 2012 is expected to increase between 3.0% and 5.0% year over year.

Capacity is expected to increase between 4.0% and 6.0% in the second quarter and to increase between 6.0% and 8.0% for the full year.

JetBlue will conduct a conference call to discuss its quarterly earnings today, April 26, at 10:00 a.m. Eastern Time. A live broadcast of the conference call will be available via the internet at http://investor.jetblue.com.

About JetBlue
JetBlue is New York's Hometown Airline ™ with other focus cities in Boston, Fort Lauderdale, Los Angeles, and Orlando. Known for its award-winning service and free TV as much as its low fares, JetBlue offers the most legroom in coach of any U.S. airline and super-spacious Even More Space seats. JetBlue is also America's first and only airline to offer its own Customer Bill of Rights, with meaningful and specific compensation for customers inconvenienced by service disruptions within JetBlue's control. Visit www.jetblue.com/promise for details. JetBlue serves 70 cities with 750 daily flights and plans to begin service to Dallas/Fort Worth, Texas in May 2012. With JetBlue, all seats are assigned, all fares are one-way, and an overnight stay is never required. For information or reservations call 1-800-JETBLUE (1-800-538-2583), TTY/TDD 1-800-336-5530 or visit www.jetblue.com.

This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; increases and volatility in fuel prices, increases in maintenance costs and interest rates; our ability to implement our growth strategy; our significant fixed obligations and substantial indebtedness; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our reliance on a limited number of suppliers; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches; a negative impact on the JetBlue brand; the long term nature of our fleet order book;  changes in or additional government rules, regulations or laws; changes in our industry due to other airlines' financial condition; the impact on our growth because of economic difficulties in Europe through a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2011 Annual Report on Form 10-K. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except share and per share amounts)
(unaudited)

	Three Months Ended
	March 31,		Percent
	2012	2011	Change

OPERATING REVENUES
Passenger	$1,096	$906	21.0
Other	107	106	0.8
Total operating revenues	1,203	1,012	18.9

OPERATING EXPENSES
Aircraft fuel and related taxes	433	353	22.7
Salaries, wages and benefits	255	235	8.5
Landing fees and other rents	66	57	16.6
Depreciation and amortization	61	56	8.9
Aircraft rent	33	34	(1.6)
Sales and marketing	47	45	3.3
Maintenance materials and repairs	88	52	67.5
Other operating expenses	131	135	(2.8)
Total operating expenses	1,114	967	15.2

OPERATING INCOME	89	45	97.4

Operating margin	7.4%	4.4%	3.0	pts.

OTHER INCOME (EXPENSE)
Interest expense	(45)	(44)	1.7
Capitalized interest	2	1	45.9
Interest income and other	3	4	(16.7)
Total other income (expense)	(40)	(39)	2.0

INCOME BEFORE INCOME TAXES	49	6

Pre-tax margin	4.0%	0.6%	3.4	pts.

Income tax expense (benefit)	19	3

NET INCOME	$30	$3

EARNINGS PER COMMON SHARE

Basic	$0.11	$0.01

Diluted	$0.09	$0.01

Weighted average shares outstanding (thousands):
Basic	281,206	277,261
Diluted	342,825	279,342

JETBLUE AIRWAYS CORPORATION

COMPARATIVE OPERATING STATISTICS

	Three Months Ended
	March 31,		Percent
	2012	2011	Change

Revenue passengers (thousands)	6,853	6,039	13.5
Revenue passenger miles (millions)	7,908	6,924	14.2
Available seat miles (ASMs) (millions)	9,536	8,511	12.0
Load factor	82.9%	81.4%	1.5	pts.
Aircraft utilization (hours per day)	11.6	11.3	3.5

Average fare	$159.93	$150.02	6.6
Yield per passenger mile (cents)	13.86	13.08	5.9
Passenger revenue per ASM (cents)	11.49	10.64	8.0
Operating revenue per ASM (cents)	12.62	11.89	6.1
Operating expense per ASM (cents)	11.69	11.37	2.8
Operating expense per ASM, excluding fuel (cents)	7.15	7.22	(1.0)
Airline operating expense per ASM (cents) (a)	11.59	11.17	3.7

Departures	63,546	56,706	12.1
Average stage length (miles)	1,077	1,075	0.2
Average number of operating aircraft during period	170.3	161.4	5.6
Average fuel cost per gallon	$3.25	$2.94	10.3
Fuel gallons consumed (millions)	133	120	11.2
Full-time equivalent employees at period end (a)	11,965	11,281	6.1

(a) Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations.

SELECTED CONSOLIDATED BALANCE SHEET DATA
(in millions)

	March 31,	December 31,
	2012	2011

Cash and cash equivalents	$652	$673
Total investment securities	573	591
Total assets	7,143	7,071
Total debt	3,003	3,136
Stockholders' equity	1,801	1,757

SOURCE: JetBlue Airways Corporation